Exhibit 10.9

American Trust Investment Services, Inc.

1244 119th St

Whiting, Indiana 46394

www.amtruinvest.com/

May 13, 2025

STRICTLY CONFIDENTIAL

Fly-E Group, Inc.

136-40 39th Avenue
Flushing, New York 11354

Re:	Joint Amendment to Placement Agency Agreement and Engagement Letter

Dear Mr. Ou:

Reference is made to (i) that certain engagement letter dated March 5, 2025 (the “Engagement Letter”) between Fly-E Group Inc. (the “Company”) and American Trust Investment Services, Inc. (“ATIS”) pursuant to which ATIS will act as the lead underwriter, agent or advisor in connection with an offering of securities of the Company and (ii) that certain placement agency agreement, dated April 22, 2025, by and between the Company and ATIS (the “Agreement”), pursuant to which ATIS will serve as the exclusive placement agent for the Company, on a “reasonable best efforts” basis, for the proposed placement to certain investors of up to an aggregate of $8,000,000 of common stock of the Company, par value $0.01 per share and warrants to purchase common stock.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and ATIS agree as follows:

1.	Section 6 of the Engagement letter is hereby deleted in its entirety and shall have no further force or effect from the date hereof.

2.	Section 7 of the Engagement letter is hereby deleted and replaced in its entirety with the following:

7.	Tail. ATIS shall be entitled to compensation under clause 9 hereunder, calculated in the manner set forth therein, with respect to any public or private offering or other financing or capital-raising transaction of any kind (“Tail Financing”) to the extent that any capital or funds in such Tail Financing is provided to the Company directly or indirectly by investors whom ATIS had contacted or introduced to the Company during the Term, if such Tail Financing is consummated at any time within the 6-month period following the expiration or termination (other than for cause in accordance with FINRA Rule 5110(g)(5)(B)) of this Agreement. The Company and ATIS shall agree upon a list of such investors upon expiration or termination of this Agreement or the Underwriting Agreement, as applicable.

3.	Section 1(a)(iii) the Agreement is hereby deleted in its entirety and shall have no further force or effect from the date hereof.

4.	Section 1(a)(iv) of the Agreement is hereby deleted and replaced in its entirety with the following:

(iv)The Placement Agent shall be entitled to compensation under clauses 1(a) (i) and (ii) hereunder, calculated in the manner set forth herein, with respect to any public or private offering or other financing or capital-raising transaction of any kind (“Tail Financing”) to the extent that such financing or capital is provided to the Company by parties contacted or introduced by Placement Agent directly and indirectly, during the Term (as defined below), if such Tail Financing is consummated at any time within the six (6) month period following the termination (other than for cause in accordance with FINRA Rule 5110(g)(5)(B)) of the Engagement Agreement.

Except as specifically amended hereby, the Engagement Letter and the Agreement shall remain in full force and effect and all other terms of the Engagement Letter and the Agreement remain unchanged. To the extent any provision of the Engagement Letter and the Agreement is inconsistent with this letter agreement, this letter agreement shall control.

[Remainder of Page Left Blank; Signature Page to Follow]

This amendment to the Engagement Letter and the Agreement may be executed in counterparts and by facsimile transmission.

Yours truly,

AMERICAN TRUST INVESTMENT SERVICES, INC.

By:	/s/ James Dever
	Name:	James Dever
	Title:	Chief Executive Officer

ACCEPTED AND AGREED TO AS OF

THE DATE FIRST ABOVE WRITTEN:

FLY-E GOURP INC.

By:	/s/ Zhou Ou
	Name:	Zhou Ou
	Title:	Chief Executive Officer

(Signature Page to Joint Amendment to Engagement Letter and Placement Agency Agreement)